Exhibit 5.1
February 16, 2009
AutoNation, Inc.
110 S.E. 6th Street
Ft. Lauderdale, Florida 33301
Ladies and Gentlemen:
          I am the Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc., a Delaware corporation (the “Company”). In that capacity I have acted as legal counsel to the Company in connection with the Company’s registration of securities on a Registration Statement on Form S-3 (the “Registration Statement ”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the following securities (collectively, the “Securities”): debt securities, common stock and preferred stock, either separately or represented by the following (collectively, the “Related Instruments”): warrants, subscription rights, depositary shares, stock purchase contracts, as well as units that include any of these securities. The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement.
          In each case, except as otherwise set forth in the applicable prospectus supplement, (a) any debt securities or debt security Related Instruments (collectively, the “Debt Related Securities”) will be issued pursuant to an applicable indenture establishing the terms of such Debt Related Security; (b) any series of preferred stock or preferred stock Related Instruments (collectively, the “Preferred Stock Securities”) are to be issued under the Company’s third amended and restated certificate of incorporation, as amended from time to time and one or more resolutions of the board of directors setting forth the terms and conditions of the preferred stock; and (c) any common stock or common stock Related Instruments (collectively, the “Common Stock Securities”) are to be issued under the Company’s

AutoNation, Inc.
February 16, 2009

third amended and restated certificate of incorporation, as amended from time to time.
          As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “corporate proceedings”), the Company’s board of directors will, before they are issued, authorize the issuance of any Securities, and certain terms of the Securities to be issued by the Company from time to time will be approved by the board of directors or a committee thereof or certain authorized officers of Company.
          I have examined or are otherwise familiar with the Company’s third amended and restated certificate of incorporation and amended and restated by-laws, the Registration Statement, such of the corporate proceedings as have occurred as of the date hereof, and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing and the assumptions that follow, I am of the opinion that:
     1. Upon (a) the completion of all required corporate proceedings relating to the issuance of debt securities, (b) the due execution and delivery of the Debt Related Securities in accordance with the applicable indenture, and (c) the due authentication of the Debt Related Securities by a duly appointed trustee, such Debt Related Securities will be valid and binding obligations of the Company.
     2. Upon (a) the completion of all required corporate proceedings relating to the issuance of Preferred Stock Securities, and (b) the due execution, issuance and delivery of certificates or other appropriate instruments representing the Preferred Stock Securities pursuant to the applicable resolutions of the Company’s board of directors, the Preferred Stock Securities will be validly authorized and issued, fully paid and non-assessable.
     3. Upon (a) the completion of all required corporate proceedings relating to the issuance of Common Stock Securities, and (b) the execution, issuance and delivery of certificates or other appropriate instruments representing the Common Stock Securities, the Common Stock Securities will be validly authorized and issued, fully paid and non-assessable.
          The foregoing opinions assume that the consideration designated in the applicable corporate proceedings for any Security or provided for in the applicable purchase, underwriting or similar agreement approved in connection with the issuance of the Security has been received by the Company in accordance with applicable law. With respect to the opinion expressed in paragraph 1, I have assumed that the applicable indenture will be a valid and legally binding obligation of the the Company and the trustee thereunder and will have been duly qualified under the Trust Indenture Act of 1939, as amended. To the extent they relate to enforceability, each of the foregoing opinions is

AutoNation, Inc.
February 16, 2009

subject to the limitation that the provisions of the referenced instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ C. Coleman G. Edmunds
C. Coleman G. Edmunds
Senior Vice President, Deputy General Counsel & Assistant Secretary